EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Vital Signs, Inc.

We hereby consent to the incorporation of our reports dated November 14, 2006 included in this Form 10-K, on the consolidated financial statements of Vital Signs, Inc. as of September 30, 2006 and 2005 and for each of the three years ended September 30, 2006 and on management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, into the Company’s previously filed Registration Statements on Form S-8 (Nos. 33-40586, 33-43702, 33-47298, 33-73800, 333-09705, 333-37927, 333-111807 and 333-111808).

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

December 12, 2006